                                                                   Exhibit 10.13

                  TRANSITION, RETIREMENT AND RELEASE AGREEMENT
                  --------------------------------------------

     This TRANSITION, RETIREMENT AND RELEASE AGREEMENT (this "Agreement") is made and entered into by and between Horace Mann Service Corporation ("Horace Mann"), an Illinois corporation, and George J. Zock ("Zock") to provide an orderly and amicable arrangement with respect to Zock's performance of transitional duties preliminary to his retirement from Horace Mann.

     In consideration for the mutual promises provided herein, the parties hereby agree as follows:

1) Change of Current Duties; Conditions While Performing Consulting Duties; Retirement Date

     a) Zock shall cease his current duties, salary, responsibilities, title and office as Executive Vice President effective on December 31, 2003.
          i) On or about each of December 15, 2003 and December 31, 2003, Zock will receive a gross salary payment of Twelve Thousand Eighty Three and 50/100 Dollars ($12,083.50) and continue to be eligible for normal employee benefits.

          ii) From January 1, 2004 until his Retirement Date as such term is defined in Paragraph 1.C. below, (such period referred to herein as the "Consulting Period") Zock shall remain employed on the payroll of Horace Mann paid at a salary rate of Fourteen Thousand One Hundred Twenty Eight and no/100 Dollars ($14,128.00) per month which will be paid in semi-monthly installments in the amount of Seven Thousand Sixty Four and no/100 Dollars ($7,064.00 per pay) in accordance with Horace Mann's payroll practices.

          iii) Zock shall be eligible for bonus consideration for his service in 2003, calculated using 2003 salary earnings, and otherwise in accordance with the terms of the Annual Incentive Program for Officers as detailed in Exhibit A, if any is payable in 2004.

          iv) Prior to his Retirement Date, Zock shall be eligible to continue participation in the Long Term Incentive Plan ("LTIP"), as such may be amended from time to time. Further, Zock will be eligible for payment in 2005 of two-thirds (2/3) of the LTIP bonus payment for the 2002-2004 measurement period which will be calculated based on two thirds (2/3) of the achieved performance results multiplied by the target opportunity as detailed on Exhibit B, as such may be amended from time to time.

          v) All stock option awards previously granted will continue to vest as detailed in the specific Stock Option Agreements applicable to him which have been issued prior to December 31, 2003.

          vi) Zock shall be eligible to remove any freestanding office furniture in his office, to include desk, chairs, coffee table, and couch. In addition, Zock is eligible to take the laptop computer, docking station, monitor, keyboard and mouse assigned to him, provided that all Horace Mann proprietary, confidential and the like information and software is removed from the computer. The removal of such is Zock's responsibility and at his cost and will be done at a mutually agreeable time and manner.

          vii) Horace Mann continue to pay for Zock's membership to the Sangamo Club through Zock's Retirement Date.

          viii) Other than the payments provided for in paragraph 1(a)(ii), Zock shall not be eligible for any bonus consideration, vacation or vacation pay, stock option awards or any other remuneration or compensation during the Consulting Period. During the Consulting Period, Zock shall otherwise remain eligible for benefits available under the Horace Mann Benefit Programs consistent with a salary rate of Fourteen Thousand One Hundred Twenty Eight and no/100 Dollars ($14,128.00) per month.

     b) During the Consulting Period, Zock shall, at the discretion of the President and Chief Executive Officer ("CEO") of Horace Mann, perform limited consulting responsibilities ("Consulting Duties") as assigned and deemed appropriate by such CEO with such responsibilities being performed at mutually agreeable locations. It is expected such duties will focus primarily on transitional advice relating to matters in which Zock participated while actively employed. Zock's good faith performance of such duties to the best of his abilities shall constitute compliance with this requirement. Any reasonable and necessary business expenses incurred in connection with such Consulting Duties assigned shall be reimbursed in accordance with Horace Mann's normal expense reimbursement policies. During the Consulting Period, Zock shall owe Horace Mann the same duty of loyalty owed to Horace Mann by an officer of Horace Mann, and he shall not engage in any competing business or other activities that are detrimental to the interests or welfare of Horace Mann. Provided, however, Zock may, with the advance written approval of the CEO of Horace Mann, consult, become employed by, or act as an independent contractor for business entities whose interests do not directly conflict with those of Horace Mann.

     c) Zock will retire from Horace Mann on November 15, 2005 (such date referred to herein as "Retirement Date") and he will complete all documents necessary to effectuate such retirement. Zock states that this retirement is voluntary; that he understands that his employment (and this Agreement) with Horace Mann shall cease on his Retirement Date (or upon his death); that he shall not accrue any further benefits thereafter; nor shall he be eligible for any other salary payments after such date. Zock shall be eligible for retirement benefits and other benefits in effect at his Retirement Date and due to him under Horace Mann's benefit plans attributable to service prior to his Retirement Date, including any applicable death benefits. Provided, however, he acknowledges that he is not eligible for any severance payments.

2)   Releases and Covenants Not To Sue.

     a) Zock, for himself, his agents, legal representatives, assigns, heirs, distributees, devisees, legatees, administrators, personal representatives and executors (the "Releasing Parties"), hereby releases and forever discharges Horace Mann, its present or past parent corporations, subsidiaries, divisions and affiliates, or related companies, successors or assigns, and their respective present or past officers, trustees, directors, employees and agents of each of them (the "Released Parties"), from any and all claims, demands, actions, liabilities and other claims for relief and remuneration whatsoever, whether known or unknown arising or which could have arisen up to and including the date of his execution of this Agreement, including, without limitation, those arising out of or relating to Zock's employment and cessation of employment, his change in employment duties, consulting status and his retirement from Horace Mann on or before November 15, 2005, and any claims arising under Title VII of the Civil Rights Act of 1964 (as amended by the Civil Rights Act of 1991), the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Equal Pay Act, the Fair Labor Standards Act, the Older Workers Benefits Protection Act, the Age Discrimination in Employment Act, the Illinois Human Rights Act, the Illinois Wage Payment and Collection Act, the Employee Retirement Income Security Act ("ERISA"), as such acts have been amended, or any other federal, state, or local statute, law, ordinance, regulation, code or executive order, any tort or contract claims, and any of the claims, matters and issues which could have been asserted by Zock against Horace Mann, provided that the Releasing Parties do not release potential claims arising under ERISA to any benefits to which Zock is entitled in accordance with the Horace Mann Benefit Programs by virtue of his employment with Horace Mann prior to his Retirement Date.

     b) Zock further agrees not to assert any claim, suit or other legal proceeding against the Released Parties, in any court, based on any events, whether known or unknown, which are the subject of the release contained in section A. of this Paragraph 2. Zock further agrees that if any entity or person shall bring any claim that has been released in section A. of this Paragraph 2 on his behalf, he shall not accept any recovery or remedy with respect to any such claim.

3)   Confidentiality.

     a) Except as required by law, Zock agrees not to discuss, divulge, publicize, publish or use any information he received or used in the course of his employment with Horace Mann which is not publicly available. Zock further agrees not to disclose, divulge, publicize or publish the terms of this Agreement or the facts or circumstances that led to this Agreement, except to his counsel, spouse or financial advisor, or as required by law, or as required to enforce the terms of this Agreement. In addition, Zock will require his spouse, current or any future attorneys or professional tax preparers or other financial advisor, or their employees, as a condition of discussing this Agreement or any of the matters described in the Agreement with them to execute a Confidentiality Acknowledgment in a form attached hereto as Exhibit C and to send a copy of such form in a confidential envelope to Ann Caparros, Esq., General Counsel, (or her successor) Horace Mann Service Corporation, 1 Horace Mann Plaza, Springfield, Illinois 62715-0001. Zock shall instruct his present or future attorney, spouse, tax preparer or other financial advisor, as the case may be, that they are subject to the same requirements.

     b) Zock further agrees that if he is subpoenaed to testify or produce documents or any other information relating in any way to the subject matter of this Agreement, or if he is otherwise in a position in which he feels he is required by law to make a disclosure otherwise prohibited by Paragraph 3., he or his attorneys shall immediately notify Horace Mann in care of Ann M. Caparros, Esq., General Counsel (or her successor), at Horace Mann Service Corporation, 1 Horace Mann Plaza, Springfield, Illinois 62715-0001, by telephone (217.788.5757) and in writing of this fact and before he complies with any such subpoena or otherwise make such disclosure in order to permit Horace Mann to take steps to protect its interests in this regard. In addition, Zock will cooperate with Horace Mann in all reasonable respects necessary to effectuate a motion to quash any subpoena or production request in this regard, and to cooperate with Horace Mann's opposition to such disclosure. Zock's reasonable costs, expenses and attorney's fees in this regard shall be paid by Horace Mann, but provided, further, that no such costs, fees or expenses shall be committed or expended without Horace Mann's express written approval. If after following the procedures set forth in this paragraph, Zock nevertheless is compelled by court order or otherwise required by law to testify or produce documents. Zock's compliance shall not constitute or be construed as a breach of this Agreement.

     c) Zock further agrees and understands that if he fails to comply with the requirements of Paragraph 3 of this Agreement, Horace Mann shall be entitled to cease all further payments or benefits which would otherwise be due to Zock under this Agreement, as well as any other remedy for breach of this Agreement, as permitted by law.

4) No Reinstatement; No Reapplication. Zock waives any rights to reinstatement or re-employment with Horace Mann or any related entity after the completion of the Consulting Period. He further agrees not to reapply for employment to such entities in the future. Horace Mann and its affiliates shall not be required to consider any application for employment or re-employment by Zock.

5) Return of Horace Mann Materials and Property. Zock hereby acknowledges that at the conclusion of the Consulting Period, he will return or destroy all Horace Mann materials and property, including all intellectual property to Horace Mann. Zock further agrees not to make or keep any copies, electronic or paper, of any Horace Mann documents or other intellectual property.

6) Voluntary Agreement; Legal Counsel; 21 Day Consideration Period. Zock acknowledges and states that he has read this Agreement; that he has had opportunity to, and has been advised orally and in writing hereby, to consult with legal counsel prior to executing this Agreement, that he understands the legal effect and binding nature of this Agreement; and that he is acting voluntarily and with full knowledge of his actions in executing this Agreement. Further, Zock acknowledges and states that he has been given at least 21 days to fully consider entering into this Agreement before its execution.

7) Revocation. This Agreement may be revoked by Zock within seven (7) days following his execution of this Agreement, in which case this Agreement shall not become effective or enforceable and all terms within the Agreement shall become null and void. If not revoked during this seven (7) day revocation period, this Agreement shall be and remain in full force and effect.

8) Assignment. This Agreement shall not be assigned by Zock, but it is binding upon and shall inure to the benefit of Horace Mann and its successors and assigns.

9) Governing Law; Disputes. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois, without giving effect to its conflict or choice of law provisions. Any action brought to enforce this Agreement shall be brought in a state or federal court of competent jurisdiction located in Springfield, Illinois. All parties agree that if any action is brought to enforce this Agreement in a state or federal court outside of Illinois, that all parties hereby consent to a transfer to a court located in Springfield, Illinois.

10) Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Zock and Horace Mann. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement shall be enforced in accordance with its terms and shall not be construed against either party.

11) Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original but both of which together will constitute one and the same instrument.

12) Withholding. Horace Mann shall withhold benefits otherwise due or payable hereunder in order to comply with any federal, state, local or other income or other tax laws requiring withholding with respect to compensation and benefits provided to Zock pursuant to this Agreement.

13) Entire Agreement; Termination of Prior Agreements. This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes, terminates and discharges all previous oral and written agreements relating to the subject matters herein, including the Severance Agreement between himself, Horace Mann Educators Corporation and Horace Mann Service Corporation which was effective December 27, 1991 ("Severance Agreement") attached as Exhibit D. Zock hereby acknowledges and agrees to sign an amendment terminating the Severance Agreement in accordance with the terms of the Severance Agreement.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date written below.

                                          HORACE MANN SERVICE CORPORATION


Dated:  December 31, 2003                 By: /s/ Valerie A. Chrisman
        ------------------------------       -----------------------------------
                                             Name: Valerie A. Chrisman
                                             Title: Senior Vice President -
                                             Employee and Corporate Services

                                          GEORGE J. ZOCK


Dated:  December 31, 2003                 By: /s/ George J. Zock
        ------------------------------       -----------------------------------
                                             Name: George J. Zock,
                                             Title: Executive Vice President

                                    Exhibit A

               CLIENT, FINANCIAL & INFORMATION TECHNOLOGY SERVICES

                              PERFORMANCE MEASURES

                          FOR THE ANNUAL INCENTIVE PLAN
                                      2003

MEASURE                                               WEIGHTING
---------------------------------------------------------------
   Corporate Performance Measures                            50%

   Business Measurements Roll-Up                             50%
      Property and Casualty                   15%
      Life/Annuity                            20%
      Marketing                               15%

No awards greater than target will be paid unless threshold EPS is achieved ($1.24).

                       George Zock - 50% Bonus Opportunity

                                   Exhibit B.1

                            Participant: George Zock

              Three year cash award opportunity at target: $540,000 Three year stock option opportunity: 110,000 option shares

                         Threshold              Target             Maximum
                       %            $$      %            $$      %            $$
2002 Actual           9%  $     48,600     9%  $     48,600     9%  $     48,600
2003 Opportunity     15%  $     81,000    30%  $    162,000    60%  $    324,000
2004 Opportunity     25%  $    135,000    50%  $    270,000   100%  $    540,000
--------------------------------------------------------------------------------
Total 2003-2004      49%  $    264,600    89%  $    480,600   169%  $    912,600

2002-2004 Stock Option Performance        9,900 vested shares at $20.80 per
Vesting:                                  share

2002-2004 Long Term Incentive Plan -
     3-year performance period
     Cash payment made in 2005 after the end of the performance period
     Must be employed at the end of the performance period to receive payment
          Exceptions for retirement, death, and disability

                                   Exhibit B.2

                         CORPORATE PERFORMANCE MEASURES
                   FOR THE LONG TERM INCENTIVE PLAN 2002-2004

Measure                      Weight   2002 (20% Vesting)         2003 (30% Vesting)              2004 (50% Vesting)
-------------------------------------------------------------------------------------------------------------------------
                                      Thres.   Target   Max.     Thres.   Target   Max.          Thres.   Target   Max.
                                      -----------------------------------------------------------------------------------
GAAP Operating EPS/(1)(2)/       50%  $ 1.10   $ 1.20   $ 1.40   $ 1.24   $ 1.34   $ 1.53/(3)/   $ 1.44   $ 1.53   $ 1.72/(3)/
Net Income ROAE/(2)/             50%    10.0%    11.0%    12.5%    11.0%    12.0%    13.0%         12.0%    12.5%    13.5%

Note: Threshold payout is at 50%. Target payout is at 100%. Maximum payout is at 200%.

/(1)/ 2002 threshold-target-max consistent with AIP levels. 2003 and 2004 targets 15% annual increases (rounded) from 2002 target. 2003 and 2004 ranges around target consistent with 2002.
/(2)/ Excludes any change in DOLI charges from 12/31/01 level ($2.7 million after tax), and any release of escrowed NC auto premiums.
/(3)/ Adjusted from original measures for the impact of share dilution created by the 2002 recapitalization of the company.

                                   2002 Actual
                                   -----------

                                          December    Percent of    Weighted
Measure                         Weight     Actual       Target       Result
----------------------------------------------------------------------------
GAAP Operating EPS/(1)(2)/          50%   $   1.18         90.00%      45.00%
Net Income ROAE/(2)/                50%        2.4%         0.00%      00.00%
Total                              100%                                45.00%
2002 Target Opportunity             20%                                 9.00%

                                    EXHIBIT C

                         CONFIDENTIALITY ACKNOWLEDGMENT

     The undersigned has received a copy of, seen or discussed matters leading to the Transition, Retirement and Release Agreement between George J. Zock and Horace Mann Service Corporation (hereinafter "the Agreement"). Except as required by law, the undersigned hereby agrees that he/she will not disclose any of the terms or conditions of the Agreement or any of the matters described in the Agreement to any person or entity who is not a party to the Agreement or this Confidentiality Acknowledgment.

     The undersigned further agrees that if subpoenaed, requested or noticed to testify or produce documents relating in any way to the subject matter of the Agreement, before he/she complies he/she shall notify Horace Mann Service Corporation, c/o Ann M. Caparros, Esq., General Counsel, 1 Horace Mann Plaza, Springfield, Illinois 62715-0001 (217/788-5757) (or her successor), of the return date, time and location before complying with such subpoena, request or notice.

                                        ----------------------------------------
                                        [Name]

                                        Title:
                                               ---------------------------------
                                        Date:
                                               ---------------------------------